                                                               Exhibit 12.1

                         AmeriSource Health Corporation
                       Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

                                          Six                  Years Ended September 30,
                                         Months    ----------------------------------------------------
                                         Ended
                                        March 31,
                                          2001       2000       1999      1998(2)     1997       1996
                                        --------   --------   --------   --------   --------   --------

Determination of earnings:
  Income before taxes and
  extraordinary items ...............   $ 93,076   $159,700   $119,312   $ 80,752   $ 82,186   $ 63,184
  Equity in net loss of
  unconsolidated affiliate ..........      2,575        641        n/a        n/a        n/a        n/a
  Fixed charges (as calculated
  below).............................     25,750     47,753     45,402     63,804     48,178     40,673
                                        --------   --------   --------   --------   --------   --------
        Total earnings as defined ...   $121,401   $208,094   $164,714   $144,556   $130,364   $103,857
                                        ========   ========   ========   ========   ========   ========
Fixed charges:
  Interest expense (1) ..............     22,669     41,857     39,690     58,179     43,259     37,273
  Estimated interest portion of rent
  expense ...........................      3,081      5,896      5,712      5,625      4,919      3,400
                                        --------   --------   --------   --------   --------   --------
        Total fixed charges .........   $ 25,750   $ 47,753   $ 45,402   $ 63,804   $ 48,178   $ 40,673
                                        ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges ..        4.7        4.4        3.6        2.3        2.7        2.6
                                        ========   ========   ========   ========   ========   ========

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds and amortization of deferred financing fees.
(2) The 1998 ratio has been negatively impacted by $7.8 million of interest expense - adjustment of common stock put warrant to fair value, a non-cash charge further described in Note 5 of Form 10-K for the Fiscal Year Ended September 30, 2000.